Exhibit 10.1

EXECUTION VERSION

SUPPLEMENTAL AGREEMENT

This SUPPLEMENTAL AGREEMENT (this “Agreement”) is made and entered into as of June 5, 2010 by and among AsiaInfo Holdings, Inc., a Delaware corporation (“AsiaInfo”), Linkage Technologies International Holdings Limited, a company organized under the laws of the Cayman Islands (“Linkage”), the shareholders of Linkage set forth on the signature page hereto (each individually, a “Key Linkage Shareholder” and collectively, the “Key Linkage Shareholders”) and Libin Sun as agent for the shareholders of Linkage (the “Shareholders’ Agent”).

WHEREAS, reference is made to that certain Business Combination Agreement, dated as of December 4, 2009, by and among AsiaInfo, Linkage, the Key Linkage Shareholders and the Shareholders’ Agent (as amended or modified, the “Combination Agreement”). Capitalized terms used but not otherwise defined herein shall have their respective meanings set forth in the Combination Agreement. Unless the context otherwise indicates, all references in this Agreement to Articles, Sections, subsections and other subdivisions refer to the corresponding Articles, Sections, subsections and other subdivisions of the Combination Agreement;

WHEREAS, the parties hereto desire to make certain additional agreements in connection with the Combination Agreement;

NOW, THEREFORE, notwithstanding anything to the contrary in the Combination Agreement and in consideration of the covenants and representations set forth herein, and for other good and valuable consideration, the adequacy and receipt of which the parties hereby acknowledge, the parties agree as follows:

A. Satisfaction or Waiver of Conditions.

1. AsiaInfo irrevocably agrees that each of the conditions in Sections 6.1 and 6.2 to the obligations of it (or its designated Group Company) to effect the Combination and consummate the other Combination-Related Transactions has been satisfied or validly waived in accordance with the Combination Agreement as of the date hereof, except for the following conditions (the “Outstanding AsiaInfo Conditions Precedent”) which must be satisfied or waived to the extent permitted by law, as conditions precedent to AsiaInfo’s obligation to effect the Combination and consummate the other Combination-Related Transactions: Section 6.1(a) (No Injunctions or Restraints; Illegality), Section 6.2(b) (Agreements and Covenants) (but solely with respect to Sections 4.1 (Conduct of Businesses) (subject to the waivers from AsiaInfo in favor of Linkage, the Key Linkage Shareholders and the Shareholders’ Agent dated as of June 5, 2010), 4.2(a) (No Solicitation), 4.3 (Access to Information), 4.4 (Confidentiality), 4.5 (Public Disclosure), 4.6 (Reasonable Efforts; Further Assurances), 4.7 (Notification of Certain Matters), and 5.11 (Tax Matters), in each case to the extent such Section is a covenant or agreement of Linkage or the Key Linkage Shareholders), Section 6.2(h) (Legal Opinions) (provided, that Section 6.2(h) shall be deemed to be satisfied if each of the law firms listed therein delivers a legal opinion, dated as of the Closing Date and substantially in the form attached to the Combination Agreement, as such form may be reasonably modified to reflect any change in facts or circumstances from the date hereof on or prior to the Closing Date), Section 6.2(i) (Assignment Agreement), Section 6.2(j) (License Agreement), 6.2(l) (Escrow Agreement) and, subject to the waivers from AsiaInfo in favor of Linkage, the Key Linkage Shareholders and the Shareholders’ Agent dated as of June 5, 2010, Section 6.2(m) (No Voting Agreements).

2. Linkage and each of the Key Linkage Shareholders irrevocably agrees that each of the conditions in Sections 6.1 and 6.3 to their respective obligations to effect the Combination and consummate the other Combination-Related Transactions has been satisfied or validly waived in accordance with the Combination Agreement as of the date hereof, except for the following conditions (the “Outstanding Linkage Conditions Precedent”), which must be satisfied or waived to the extent permitted by law, as conditions precedent to the obligations of Linkage and the Key Linkage Shareholders to effect the Combination and consummate the other Combination-Related Transactions: Section 6.1(a) (No Injunctions or Restraints; Illegality), Section 6.3(b) (Agreements and Covenants) (but solely with respect to: Sections 4.1 (Conduct of Businesses), 4.2(b) (No Solicitation), 4.3 (Access to Information), 4.4 (Confidentiality), 4.5 (Public Disclosure), 4.6 (Reasonable Efforts; Further Assurances), 4.7 (Notification of Certain Matters), 5.1 (Officers of the Combined Company; Executive Committee), 5.2 (Board of Directors of the Combined Company), 5.3 (Change of Name), 5.11 (Tax Matters) and 5.12(a) (Option Matters), in each case to the extent such Section is a covenant or agreement of AsiaInfo)), Section 6.3(g) (Registration Rights Agreement), Section 6.3(i) (Lock-Up Agreement), Section 6.3(k) (Legal Opinions) (provided, that Section 6.3(k) shall be deemed to be satisfied if each of the law firms listed therein delivers a legal opinion, dated as of the Closing Date and substantially in the form attached to the Combination Agreement, as such form may be reasonably modified to reflect any change in facts or circumstances from the date hereof on or prior to the Closing Date), Section 6.3(l) (Director Resignations), Section 6.3(m) (New Directors) and Section 6.3(n) (Escrow Agreement).

B. Closing Date. For all purposes of the Combination Agreement, but subject to Paragraph A hereof, the parties agree that the Closing Date shall be July 1, 2010, or such other date as the parties mutually agree in writing; provided, however, that for purposes of Section 1.9 (Post-Closing Adjustments), the Draft Closing Date Balance Sheet and the Closing Date Balance Sheet shall be prepared as of the close of business on June 4, 2010 and Actual Working Capital and Actual Net Debt shall be calculated as of the same date.

C. Termination. The parties hereby agree that (i) the termination provisions in Section 7.1(c)(i), (d)(i), (e) and (f) are no longer applicable and shall no longer be effective as of the date hereof, so that no party may assert a termination right based on any of these provisions and (ii) for purposes of this Agreement and the Combination Agreement, (x) (with respect to Section 7.1(c)(ii)) whether any covenants or agreements have been breached so that Section 6.2(b) will not be satisfied shall be evaluated solely by reference to the Article IV covenants listed in Paragraph A.1 of this Agreement and (y) (with respect to Section 7.1(d)(ii)) whether any covenants or agreements have been breached so that Section 6.3(b) will not be satisfied shall be evaluated solely by reference to the Article IV covenants listed in Paragraph A.2 of this Agreement. In addition to the events set forth in Section 7.1(a), (b), (c)(ii), (d)(ii) and (g), the Combination Agreement and this Agreement may be terminated and the Combination-Related Transactions abandoned by either AsiaInfo or Linkage at any time after July 31, 2010 if the Combination shall not have been consummated by that date; provided, however, that such right to terminate the Combination Agreement shall not be available to any party whose material breach or failure to fulfill any obligation under this Agreement or the Combination Agreement has been the principal cause of the failure of the Combination to be consummated before such date.

For the avoidance of doubt the parties hereby agree that any termination of the Combination Agreement pursuant to the foregoing or Section 7.1(a), (b), (c)(ii), (d)(ii) or (g) shall automatically terminate this Agreement.

D. General Provisions.

1. Effect on Combination Agreement. Except as specifically modified, supplemented or superseded hereby, the Combination Agreement shall remain in full force and effect and binding among the parties. Without limiting the generality of the foregoing, nothing in this Agreement is intended to modify or supersede any covenant or agreement in the Combination Agreement that, by its terms, is to be performed or undertaken after the consummation of the Combination. For the avoidance of doubt and notwithstanding anything to the contrary herein, the right of AsiaInfo or Linkage to indemnification or other remedies (under Article 8 of the Combination Agreement or otherwise) at any time will not be affected in any way by any investigation conducted or knowledge (whether actual, constructive or imputed) acquired at any time by such party with respect to the accuracy or inaccuracy of or compliance with or performance of any representation, warranty, covenant, agreement or obligation or by the waiver any condition (pursuant to this Agreement or otherwise).

2. Counterparts. This Agreement may be executed and delivered by facsimile or other electronic transmission in .PDF format and in any number of counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

3. Entire Agreement. This Agreement and the Combination Agreement, together, contain the complete agreement among the parties hereto and/or their respective Affiliates and supersede any prior understandings, agreements, letters of intent or representations by or among the parties and/or their respective Affiliates, written or oral, which may be related to the subject matter hereof in any way.

4. Severability. In the event that any provision of this Agreement, or the application thereof becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

5. Specific Performance; Remedies. The parties hereto agree that irreparable harm would occur and that there will be no adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, in addition to any remedies that may be available under Article 8 of the Combination Agreement or otherwise pursuant to this Agreement upon such nonperformance or breach, each party hereto shall have the right to seek injunctive relief to restrain a breach or threatened breach, or otherwise to obtain specific performance, of any provision of this Agreement. For purposes of such injunctive relief or specific performance, the parties hereto consent to submit to the personal jurisdiction of any U.S. federal or State court located in New York County, in the State of New York, and agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

6. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD FOR THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THEN THE LAW OF THE STATE OF NEW YORK.

7. Arbitration. Except as otherwise provided in this Agreement or the Combination Agreement, any dispute or claim arising out of or in connection with or relating to this Agreement, or the breach, termination or invalidity hereof, shall be finally settled by arbitration at the Hong Kong International Arbitration Centre under the rules of UNCITRAL, pursuant to and in accordance with Section 9.7 of the Combination Agreement.

8. Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9. Amendment; Waiver. Any amendment or waiver of any of the terms or conditions of this Agreement must be in writing, specifying such amendment or waiver, and must be duly executed by or on behalf of the party to be charged with such waiver. The failure of a party to exercise any of its rights hereunder or to insist upon strict adherence to any term or condition hereof on any one occasion shall not be construed as a waiver or deprive that party of the right thereafter to insist upon strict adherence to the terms and conditions of this Agreement at a later date. Further, no waiver of any of the terms and conditions of this Agreement shall be deemed to or shall constitute a waiver of any other term of condition hereof (whether or not similar).

10. No Third Party Beneficiary Rights. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, shareholder or partner of any party hereto or any other Person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be solely between the parties to this Agreement.

[Signature Page Follows.]

ASIAINFO HOLDINGS, INC.

By:	/s/ Steve Zhang
Name:	Steve Zhang
Title:	Chief Executive Officer

LINKAGE TECHNOLOGIES INTERNATIONAL HOLDINGS LIMITED

By:	/s/ Libin Sun
Name:	Libin Sun
Title:	Chairman and Chief Executive Officer

KEY LINKAGE SHAREHOLDERS

By:	/s/ Libin Sun
Name:	Libin Sun
Title:

By:	/s/ Guoxiang Liu
Name:	Guoxiang Liu
Title:

By:	/s/ Xiwei Huang
Name:	Dr. Xiwei Huang
Title:

By:	/s/ Haidong Pang
Name:	Haidong Pang
Title:

By:	/s/ Libin Sun
For and on behalf of LT International Limited
Name:	Libin Sun
Title:

SHAREHOLDERS’ AGENT

By:	/s/ Libin Sun
Name:	Libin Sun
Title:

[SIGNATURE PAGE TO SUPPLEMENTAL AGREEMENT]